EXHIBIT 99.1

MGP Ingredients, Inc. Announces FY 2011 Fourth Quarter Results

Highlights

  Q4 sales up 27% vs. year ago led by food grade alcohol
  Company reports fiscal 2011 Q4 diluted loss of $0.58 per share vs. fiscal 2010 Q4 income of $0.14 per share
  Corn price volatility in Q4 resulted in a mark-to-market non-cash loss of $5.5 million on corn hedges associated with forward alcohol sales contracts
  Q4 results also impacted by plant shutdowns for major equipment maintenance and repair projects at the ICP joint venture and completion of capital project for environmental enhancements at the Atchison distillery
  Company reports FY 2011 12-month loss per share of $0.07 vs. earnings per share of $0.51 in FY 2010
  Improved results expected in Q1 of new fiscal period due to anticipated margin and production improvements

ATCHISON, Kan., Sept. 2, 2011 (GLOBE NEWSWIRE) -- MGP Ingredients, Inc. (Nasdaq:MGPI) today reported a net loss of $10,258,000, or $0.58 in dilutedloss per share, for the fiscal 2011 fourth quarter, which ended June 30, 2011. This compares with net income of $2,476,000, or $0.14 in diluted earnings per share, for the fourth quarter of fiscal 2010.  Loss from operations for the fourth quarter of fiscal 2011 was $8,093,000 compared with income from operations of $2,736,000 a year ago.  This year's fourth quarter results reflected an unfavorable mark-to-market valuation of approximately $5.5 million due to extreme corn price volatility. Total sales in the fourth quarter of fiscal 2011 were $68,798,000, a 27 percent increase above sales of $54,359,000 for the same period one year ago. The increase was principally due to higher sales of food grade alcohol.

"At the same time that we experienced unrealized non-cash hedging losses, there was a lag in the adjustment of our alcohol selling prices with higher corn costs, pressuring our gross margins," said Tim Newkirk, president and chief executive officer.   "To address margin issues, we have adjusted pricing to be more aligned with current input costs. As our new pricing becomes effective and production levels at both our Atchison plant and our distillery joint venture, Illinois Corn Processing, LLC (ICP), revert toward their rated capacities, we expect improved results in the first quarter of our new fiscal period. We have also adjusted our hedging program in an effort to address volatility in corn prices. In addition, we have been working for the past several months to complete the process for adopting hedge accounting. The change to hedge accounting was initiated July 1, and the impact of unrealized gains and losses from our open derivative contracts on our profit and loss statement is expected to wind down during our new fiscal period."

For the 12 months of fiscal 2011, the company had a net loss of $1,313,000, or $0.07 in diluted loss per share. This compares with net income of $8,738,000, or $0.51 in diluted earnings per share, for all 12 months of the prior year, which included a $2.3 million loss on the formation of the company's distillery joint venture, ICP, and a $4.8 million tax refund benefit.  Income from operations for the 12 months of fiscal 2011 decreased to $645,000 from $7,255,000 for fiscal 2010. Total sales for all 12 months of fiscal 2011 were $247,915,000, a 23 percent increase above sales of $201,971,000 in the prior fiscal year.

 "In alignment with our strategic plans, we are making real progress in improving the execution of our day-to-day operations," Newkirk said. "Examples include new outsourcing agreements for truck and railcar transportation. Internally, we have expanded our management team with industry veterans in key areas of product development and customer account management. These people have hit the ground running.  Additionally, we are seeing growing successes with our ingredient solutions being formulated into key customers' new or enhanced consumer packaged products. As a result, and also due to our strategic focus on high quality food grade alcohol, we are continuing to grow a higher value sales mix of products."

Newkirk added, "The distillery products segment continues to see strong demand for high quality food grade alcohol.  Production rates at ICP have returned to higher levels since experiencing a two-week shutdown for major mechanical and maintenance work in the fourth quarter. As a result, and combined with new contract pricing that is in place, we anticipate a growing contribution from our distillery segment in the coming quarters."

Distillery Products Segment Review

  Distillery products sales for the fourth quarter were $53.0 million, an increase of 35 percent compared to the prior year's fourth quarter. The majority of this increase was attributable to an $8.7 million rise in sales of food grade alcohol. Also contributing to the increase during the quarter was a $3.7 million improvement in sales of distillers feed.

  The distillery products segment experienced a pre-tax loss of $3.7 million in the fourth quarter of fiscal 2011  compared to pre-tax income of $3.9 million during the fourth quarter a year ago. Higher unit volumes and improved per unit pricing for high quality food grade alcohol, as well as for the company's distillery co-products consisting of distillers feed and fuel grade alcohol, were severely impacted by a 92.6 percent increase in the per-bushel cost of corn versus a year ago. Distillery production interruptions related to equipment maintenance and repair projects at ICP and the completion of a capital project for environmental enhancements at the Atchison distillery also contributed to this decline.

  Distillery products sales for the 12 months of fiscal 2011 were $189.0 million, an increase of 35 percent compared to the same period in the prior year. The majority of the increase was due to a 33 percent increase in sales of food grade alcohol. Pre-tax income for the 12 months of fiscal 2011 was $19.7 million, up 18.0 percent from pre-tax income of $16.7 million one year ago.  The year to date gains were partially offset by a 54.4 percent increase in the per-bushel cost of corn and an 8.0 percent increase in the per-million cubic foot cost of natural gas compared to the same period a year ago. Production shutdowns in the second and fourth quarters also adversely affected fiscal 2011 results in the distillery segment.

Ingredient Solutions Segment Review

  Total ingredient segment sales for the fourth quarter were $15.6 million, a decrease of 7 percent compared to the prior year's fourth quarter. As planned, sales of commodity protein and commodity starch were lower, decreasing 46.8 percent and 4.3 percent, respectively, for the quarter compared to a year ago. Sales of specialty ingredients accounted for 87 percent of all revenue in this segment, with gains in sales of both specialty starches and proteins.

  The ingredient solutions segment experienced a pre-tax loss of $136,000 in the fourth quarter of fiscal 2011 compared with pre-tax income of $2.5 million in the prior year's fourth quarter.   Segment profit margins declined during the quarter. This was principally due to increased flour costs, which averaged approximately 54.7 percent higher on a per unit basis compared to the same period a year ago.  Higher manufacturing costs resulting from lower volume output related to temporary production slowdowns also contributed to this decrease.
  Ingredient solutions sales for the 12 months of fiscal 2011 were $57.8 million, a decrease of 3 percent from the prior year period. Total starch sales were lower, with significant gains in specialty starches offset by a 20 percent decline in sales of commodity starches. Total protein sales declined by 7 percent mainly due to a planned reduction in sales of commodity proteins, which decreased by 91 percent compared to a year ago. Sales of specialty proteins, on the other hand, experienced a slight increase.  Protein and starch production for the 12 months was adversely affected by slowdowns at various times of the year to accommodate a series of planned facility upgrades and process improvements. Ingredient segment profit margins for the year declined principally from higher production costs caused by lower volume output, increased energy costs related to a rise in natural gas prices, and higher flour costs.  Flour prices and natural gas prices for all 12 months of fiscal 2011 averaged approximately 17.0 percent and 8.0 percent higher, respectively, compared to a year ago.

Other Segment Review

  Sales in the other segment for the fiscal 2011 fourth quarter were approximately $229,000, a decrease of approximately 45 percent compared to a year ago.  The company experienced a pre-tax loss of $209,000 in this segment compared to pre-tax income of $20,000 in the prior year's fourth quarter. For the 12 months of fiscal 2011, the other segment had a pre-tax loss of $521,000 on sales of $1.2 million versus pre-tax income of $145,000 on sales of $2.3 million for all 12 months of the prior year. The decline in sales and pre-tax profits for both the quarter and 12-month periods was primarily due to lower unit sales of the company's plant-based biopolymers and resins.

Priorities Going Forward

Newkirk said, "Our number one focus is on driving sales growth and sustaining higher profitability. For instance, we installed new sales leadership this past year in our operating segments and the early results are promising. More aggressive efforts in each of our specialty ingredients platforms have produced significant new and follow-on orders. On the distillery side, we are pursuing new business in premium beverage alcohol, both in terms of market share and new product categories. Our highest priority is to build out and strengthen our business foundation. To take a more strategic 'seat at the table' MGPI is dedicated to providing a seamless fit with our packaged goods customers in the areas of innovation, quality, value and reliability.

 "The early evidence shows that we are on the right track. Along with a stronger management team, we continue to put in place systems to improve customer interaction, manage our margins on materials, and reduce commodity volatility with hedging programs and flexible contracting agreements. At the same time, our balance sheet remains strong. In conclusion, we're anticipating a solid start to the new fiscal period."

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value–added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The company has facilities in Atchison, Kan., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan", "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will", "could", "encouraged", "opportunities", "potential" and/or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) the ability to effectively pass raw material price increases on to customers, (vi) the ability to effectively operate the Illinois Corn Processing, LLC ("ICP") joint venture, (vii) our ability to maintain compliance with all applicable loan agreement covenants, (viii) our ability to realize operating efficiencies, (ix) actions of governments, and (x) the impact of weak and/or volatile U.S. and global economic conditions.    For further information on these and other risks and uncertainties that may affect the company's business, see Item 1A. Risk Factors in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net Sales	$ 68,798	$ 54,359	$ 247,915	$ 201,971
Cost of Sales	71,586	47,129	225,038	171,427
Gross Profit (Loss)	$ (2,788)	$ 7,230	$ 22,877	$ 30,544

Selling, General and Administrative Expenses	4,880	6,033	21,157	20,708
Other operating costs	176	245	504	2,018
(Loss)Gain on sale of assets	--	(1,031)	322	(1,731)
Loss on joint venture formation	---	(753)	--	2,294
Other restructuring costs	249	--	249	--
Income (Loss) from Operations	$ (8,093)	$ 2,736	$ 645	$ 7,255

Other Income, Net	2	621	8	645
Interest Expense	--	(151)	(358)	(1,757)
Equity in loss of joint ventures	(2,296)	(734)	(1,540)	(2,173)
Income (Loss) Before Income Taxes	$ (10,387)	$ 2,472	$ (1,245)	$ 3,970

Provision(Benefit) for Income Taxes	(129)	(4)	68	(4,768)
Net Income (Loss)	$ (10,258)	$ 2,476	$ (1,313)	$ 8,738

Other Comprehensive Income(Loss), net of tax	2,970	(515)	2,812	(516)
Comprehensive Income	$ (7,288)	$ 1,961	$ 1,499	$ 8,222

Basic Earnings (Loss) Per Common Share	$ (0.58)	$ 0.15	$ (0.07)	$ 0.52
Diluted Earnings (Loss) Per Common Share	$ (0.58)	$ 0.14	$ (0.07)	$ 0.51

Weighted average shares outstanding – Basic	16,752,771	16,673,668	16,725,756	16,655,203
Weighted average shares outstanding – Diluted	16,752,771	17,135,950	16,725,756	17,082,123

CONSOLIDATED BALANCE SHEET (uNAUDITED)
(Dollars in thousands)	June 30, 2011	June 30, 2010	(Dollars in thousands)	June 30, 2011	June 30, 2010
ASSETS			LIABILITIES AND STOCKHOLDERS' EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$ 7,603	$ 6,369	Current maturities of long-term debt	$ 1,705	$ 689
Restricted cash	1,028	971	Revolving credit facility	4,658	--
Receivables	27,844	17,674	Accounts payable	18,052	10,341
Inventory	14,825	14,524	Accounts payable to affiliate, net	6,166	4,951
Prepaid expenses	1,201	1,517	Accrued expenses	4,399	7,510
Deposits	595	733	Total Current Liabilities	34,980	23,491
Deferred income taxes	3,740	6,267	Other Liabilities:
Refundable income taxes	525	578	Long-term debt, less current maturities	7,702	2,082
Total Current Assets	$ 57,361	$ 48,633	Deferred credit	$ 4,498	$ 5,379
			Accrued retirement health and life insurance benefits	6,498	8,170
Property and equipment, At Cost	165,365	165,599	Other non-current liabilities	1,015	2,964
Less accumulated depreciation	(102,115)	(107,994)	Deferred income taxes	3,740	6,267
Net property, plant and equipment	$ 63,250	$ 57,605	Total Liabilities	$ 58,433	$ 48,353
Investment in joint ventures	12,575	14,266	Stockholders' Equity	75,198	72,784
Other assets	445	633
TOTAL ASSETS	$ 133,631	$ 121,137	TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 133,631	$ 121,137

Capital Structure
Net Investment in:			Financed By:
Cash and cash equivalents	$ 7,603	$ 6,369
Working capital	22,381	25,142	Long-term debt*	$ 7,702	$ 2,082
Property, plant and equipment	63,250	57,605	Deferred liabilities	15,751	22,780
Other non-current assets	13,020	14,899	Stockholders' equity	75,198	72,784
Total	$ 98,651	$ 97,646	Total	$ 98,651	$ 97,646

*Excludes short-term portion. Short-term portion is included within working capital.
CONTACT: Steve Pickman
         913-367-1480